UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549



                             FORM 12b-25


                      NOTIFICATION OF LATE FILING


                                                   SEC FILE NO.: 000-21585

                                                   CUSIP NO.:    98157N 10 4
                                                                 98157N 11 2
                                                                 98157N 20 3

(Check One):
[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR


                    For Period Ended: September 30, 1996

                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR

                    For the Transition Period Ended:


  ------------------------------------------------------------------------
  NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                 VERIFIED ANY INFORMATION CONTAINED HEREIN.
  ------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

Full Name of Registrant:      Worldwide Sports & Entertainment Corp.

Address of
Principal Executive Office:   29 Northfield Avenue,
                              West Orange, New Jersey 07052



PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


     | (a) The reasons described in reasonable detail in Part III of this
     |     form could not be eliminated without unreasonable effort or
     |     expense;
[X]  | (b) The subject annual report, semi-annual report, transition report
     |     on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
     |     will be filed on or before the fifteenth calendar day following
     |     the prescribed due date; or the subject quarterly report or
     |     transition report on Form 10-Q, or portion thereof will be filed on
     |     or before the fifth calendar day following the prescribed due date;
     |     and
     | (c) The accountant's statement or other exhibit required by Rule
     |     12b-25(c) has been attached if applicable.



PART III - NARRATIVE

    The financial information necessary to complete the quarterly report could not be obtained on a timely basis.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:
                      Roy Roberts    (201) 325-3244

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                      [X] Yes             [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                      [ ] Yes             [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

 ------------------------------------------------------------------------------

                     Worldwide Sports & Entertainment Corp.
                  -------------------------------------------
                  (Name of Registrant as Specified in Charter)


 has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


 Date: December 6, 1996            By: /s/ Marc Roberts